Exhibit 10.29

AGENCY AGREEMENT

Effective as of June 5, 2025.

Bunker Hill Mining Corp.
300 - 1055 West Hastings Street
Vancouver, British Columbia V6E 2E9

Attention:	Sam Ash, Chief Executive Officer and Director

Dear Sir:

Re:	Private Placement of Units

BMO Nesbitt Burns Inc., as lead agent (“BMO” or the “Lead Agent”), together with CIBC World Markets Inc. (“CIBC”) and Red Cloud Securities Inc. (“Red Cloud”), as joint bookrunners, and National Bank Financial Inc. (collectively with BMO, CIBC and Red Cloud, the “Agents”) understand that Bunker Hill Mining Corp. (the “Corporation”) proposes to issue and sell up to 56,921,096 units of the Corporation (the “Units”) at a price of CDN$0.15 per Unit (the “Issue Price”), with each Unit consisting of one Common Share (as defined below) (a “Unit Share”) and one-half (½) of one (1) Common Share purchase warrant (each whole warrant, a “Warrant”). Each Warrant will entitle the holder to acquire one Common Share (a “Warrant Share”) at a price of CDN$0.25 for a period of three (3) years following the closing of the Offering (as defined below). The Warrants shall be created and issued pursuant to, and the exercise of the Warrants shall be governed by, the provisions of a warrant indenture (the “Warrant Indenture”), to be entered into effective on the date hereof between the Corporation and Computershare Trust Company of Canada, as warrant agent, in the form and on terms satisfactory to the Corporation and the Agents, acting reasonably.

The Corporation hereby grants the Agents an option (the “Agents’ Option”), exercisable in whole or in part by the Lead Agent, on behalf of itself and the other Agents, at any time for a period of up to 48 hours prior to the Closing Date (as defined below), to arrange for the purchase from the Corporation of up to an additional 9,312,928 Units (the “Additional Units”). The purchase price for each Additional Unit shall be equal to the Issue Price. The Additional Units shall have attributes that are identical to the Units and references in this Agreement to the “Units” include the Additional Units. The offering of Units by the Corporation is referred to in this Agreement (as defined below) as the “Offering”. The Unit Shares and Warrants comprising the Units sold pursuant to this Agreement, including for the avoidance of doubt the Unit Shares and Warrants comprising the Additional Units sold under the Agents’ Option, are collectively referred to as the “Offered Securities”. If the Lead Agent, on behalf of itself and the other Agents, elects to exercise the Agents’ Option, the Lead Agent shall notify the Corporation in writing, which notice shall specify the number of Additional Units to be sold under the Offering pursuant to the Agents’ Option.

Subject to the terms and conditions of this Agreement, the Agents agree to act as, and the Corporation appoints the Agents as, the exclusive agents of the Corporation (i) to offer and solicit the Offered Securities for sale and purchase on a “best efforts” basis in the Canadian Jurisdictions (as defined below) on a private placement basis, (ii) to offer the Offered Securities for sale on a “best efforts” basis to, or for the account or benefit of, persons in the United States or U.S. Persons (as defined in Schedule A) that are either (A) Qualified Institutional Buyers (as defined in Schedule A) as well as Accredited Investors (as defined in Schedule A), or (B) Accredited Investors that are not Qualified Institutional Buyers, in transactions that are exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and applicable state securities laws, and (iii) to offer the Offered Securities on a “best efforts” basis in such other Selling Jurisdictions as may be agreed upon between the Corporation and the Lead Agent on a private placement basis in compliance with all Applicable Securities Laws of such other Selling Jurisdictions and Section 2 hereof. The Corporation acknowledges and agrees that the Agents may, but are not obligated to, purchase any of the Offered Securities as principal.

The Corporation agrees that the Agents shall be permitted to appoint, at their sole expense, other registered dealers or other dealers duly qualified in their respective jurisdictions, as agents, to assist in the Offering in the Selling Jurisdictions and that the Agents may determine, and shall be solely responsible for, the remuneration payable to such other dealers appointed.

The Corporation shall be entitled to identify to the Agents certain investors, that are current securityholders, officers, directors, employees or consultants of the Corporation, as President’s List Purchasers (as defined below), which will be no more than 20% of the Offering. The Corporation acknowledges and agrees that the Agents shall not be required to conduct a suitability review in respect of sales to the President’s List Purchasers, and that the Agents do not and will not have any liability whatsoever to the Corporation or to the President’s List Purchasers with respect to such sales and the Corporation shall indemnify and save harmless the Agents from any and all losses or expenses relating to sales to President’s List Purchasers.

In consideration of the Agents’ services to be rendered in connection with the Offering, including assisting in preparing documentation relating to the Offered Securities and distributing the Offered Securities, directly and through other investment dealers and brokers, subject to the paragraph below, the Corporation shall pay to the Agents a cash fee equal to: (i) 6.0% of the aggregate purchase price of Offered Securities sold under the Offering to Subscribers (as defined below) (excluding proceeds derived from the sale of Offered Securities to any President’s List Purchasers); and (ii) 3.0% of the aggregate purchase price of Offered Securities sold under the Offering to President’s List Purchasers (collectively, the “Agents’ Fee”). The Agents’ Fee shall be payable at the Closing Time (as defined below) as provided for in Section 8.

No other commission or fee is payable by the Corporation in connection with the completion of the Offering; provided that the Corporation will pay certain fees and expenses of the Agents (including fees and expenses of the Agents’ Counsel) plus applicable taxes in connection with the Offering, as provided for in Section 9.

The Agents understand that, concurrently with the Offering, the Corporation intends to complete a non-brokered private placement of a minimum of US$6,600,000 and a maximum of up to US$30,000,000 in units (the “Concurrent Private Placement”) subscribed for in full by Teck Resources Limited (“Teck”). The Agents and the Corporation acknowledge and agree that the Agents will not be entitled to any fee or commission with respect to the units sold as part of the Concurrent Private Placement and that the Agents do not and will not have any liability whatsoever to the Corporation or Teck under the Concurrent Private Placement with respect to such sales and the Corporation shall indemnify and save harmless the Agents from any and all losses or expenses relating to sales made pursuant to the Concurrent Private Placement. Closing of the Concurrent Private Placement is conditional upon the closing of the Offering.

1.	Definitions

In this Agreement:

(a)	“Additional Units” has the meaning given to it above;

(b)	“affiliate”, “distribution”, “material change”, “material fact”, “misrepresentation”, and “subsidiary” have the respective meanings given to them in the Securities Act (Ontario);

(c)	“Agents” has the meaning given to it above;

(d)	“Agents’ Counsel” means Borden Ladner Gervais LLP;

(e)	“Agents’ Fee” has the meaning given to it above;

(f)	“Agents’ Option” has the meaning given to it above;

(g)	“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made by the Agents by this letter, including the schedules attached to this letter and the Disclosure Letter, all as may be amended or supplemented from time to time;

(h)	“Applicable Securities Laws” means, unless the context otherwise requires, the Canadian Securities Laws and all applicable securities laws in each of the other Selling Jurisdictions, together with respective published national, multilateral and local policy statements, instruments, notices and blanket orders of the securities regulatory authorities in such jurisdictions;

(i)	“Business Day” means any day, other than a Saturday or Sunday on which banking institutions in Toronto, Ontario and Vancouver, British Columbia are open for commercial banking business during normal banking hours;

(j)	“Canadian Jurisdictions” means each of the Selling Jurisdictions in Canada in which the Subscribers and the Agents are resident;

(k)	“Canadian Securities Commissions” means, collectively, the applicable securities commission or other securities regulatory authority in each of the Canadian Jurisdictions;

(l)	“Canadian Securities Laws” means the applicable rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the securities regulatory authorities in each of the Canadian Jurisdictions;

(m)	“Claims” has the meaning given to it in Section 12;

(n)	“Closing” means the completion of the Offering pursuant to this Agreement and the Subscription Agreements;

(o)	“Closing Date” means June 5, 2025, or such other date as the Lead Agent and the Corporation may agree upon in writing;

(p)	“Closing Time” means 8:00 a.m. (Toronto time) or such other time on the Closing Date as the Lead Agent and the Corporation may agree;

(q)	“Common Share” means a share of common stock of the Corporation;

(r)	“Concurrent Debt Transactions” means the series of restructuring transactions by and among the Corporation, its subsidiary and certain creditors, as further described to the Lead Agent;

(s)	“Concurrent Private Placement” has the meaning given to it above;

(t)	“Corporation” has the meaning given to it above;

(u)	“Corporation’s Counsel” means Blakes, Cassels & Graydon LLP;

(v)	“Disclosure Letter” means the disclosure letter dated the date hereof and signed by the Corporation and delivered to the Agents;

(w)	“Documents” means, collectively:

(i)	the proxy statement of the Corporation dated May 16, 2024 with respect to the annual meeting of stockholders of the Corporation held on June 20, 2024;

(ii)	the audited consolidated financial statements of the Corporation as at December 31, 2024 and 2023, together with the notes to such financial statements, the report of the auditors of the Corporation on such financial statements and management’s discussion and analysis in respect of such financial statements (the “Annual Financial Statements”);

(iii)	the unaudited condensed interim consolidated financial statements of the Corporation with respect to the three months ended March 31, 2025, together with the notes to such financial statements and the management’s discussion and analysis in respect of such financial statements (the “Interim Financial Statements”);

(iv)	all press releases released by the Corporation since January 1, 2025; and

(v)	all material change reports filed by the Corporation since January 1, 2025;

(x)	“Due Diligence Session Responses” means the written or oral responses of the Corporation, as given by any director or officer of the Corporation, at a Due Diligence Session;

(y)	“Due Diligence Sessions” has the meaning given to it in Section 6(a);

(z)	“Employment Laws” has the meaning given to it in Section 5(z);

(aa)	“Environmental Laws” means any federal, provincial, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement or common law, relating to health, safety or the regulation, protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, control, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials or Conditions, and “Hazardous Materials or Conditions” means any material, substance (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) or condition that is regulated by or may give rise to liability under any Environmental Laws;

(bb)	“Financial Statements” means, together, the Annual Financial Statements and the Interim Financial Statements;

(cc)	“Gemstone Investor Rights Agreement” means the investor rights agreement dated December 4, 2017 between the Corporation and Gemstone 102 Ltd.;

(dd)	“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities:

(i)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(ii)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

(ee)	“Governmental Licences” has the meaning given to it in Section 5(x);

(ff)	“GST” has the meaning given to it in Section 9;

(gg)	“Indemnified Party” and “Indemnified Parties” have the meaning given to it in Section 12;

(hh)	“Issue Price” has the meaning given to it above;

(ii)	“Lead Agent” has the meaning given to it above;

(jj)	“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature, or any other arrangement or condition which, in substance, secures payment or performance of an obligation;

(kk)	“Losses” has the meaning given to it in Section 12;

(ll)	“Material Adverse Effect” means any result, fact, effect, change, event, development or occurrence that when taken together with all other results, facts, effects, changes, events, developments or occurrences has, or would reasonably likely to be, materially adverse to the results of operations, condition (financial or otherwise), assets, properties, capital, liabilities (contingent or otherwise), cash flow, income or business operations of the Corporation and its subsidiary taken as a whole;

(mm)	“Material Agreements” means, collectively, the Subscription Agreements, the Warrant Indenture and this Agreement;

(nn)	“Material Project” means the Bunker Hill Mine located in Coeur D’Alene Mining District, in the cities of Kellogg and Wardner and in Shoshone County, Idaho, USA, which is comprised of and covers, inter alia, the Corporation’s and its subsidiary’s mining rights, properties and other assets;

(oo)	“Money Laundering Laws” has the meaning given to it in Section 5(ss);

(pp)	“notice” has the meaning given to it in Section 18;

(qq)	“Offered Securities” has the meaning given to it above;

(rr)	“Offering” has the meaning given to it above;

(ss)	“President’s List Purchasers” means, collectively, certain purchasers of Units that are current securityholders, directors, officers, employees, consultants and such other persons that are acquiring such Units and whose names are set forth on a president’s list agreed to between the Corporation and the Lead Agent, on its own behalf and on behalf of the other Agents, as of the date hereof;

(tt)	“Public Record” means all information filed by or on behalf of the Corporation with the Canadian Securities Commissions via SEDAR+ in Canada since January 1, 2023, including without limitation, the Documents and any other information filed with any Canadian Securities Commission in compliance, or intended compliance, with any Canadian Securities Laws of the Canadian Jurisdictions;

(uu)	“Reporting Jurisdictions has the meaning given to it in Section 5(pp);

(vv)	“ROFR Period” has the meaning given to it in Section 4;

(ww)	“SEC” means the U.S. Securities and Exchange Commission;

(xx)	“Securities Commissions” means, unless the context otherwise requires, the Canadian Securities Commissions, the SEC and all other applicable securities commissions or similar regulatory authorities in the Selling Jurisdictions;

(yy)	“SEDAR+” means the System for Electronic Document Analysis and Retrieval + maintained by the Canadian Securities Administrators;

(zz)	“Selling Jurisdictions” means the provinces of British Columbia, Alberta and Ontario, the United States and such other jurisdictions as the Agents and the Corporation may agree;

(aaa)	“Sprott Investor Rights Agreement” means the investor rights agreement to be entered into by the Corporation and Sprott Private Resource Streaming and Royalty (US Collector), LP (or an affiliate thereof) on or around the Closing Date in connection with the Concurrent Debt Transactions;

(bbb)	“Subscriber” means, for the purposes of this Agreement, the person who executes a Subscription Agreement or, if such person executes a Subscription Agreement as a duly authorized agent of one or more principals, the principal or principals of such person;

(ccc)	“Subscription Agreements” means the agreements entered into by each Subscriber for Units and the Corporation in respect of the Subscriber’s subscription for Units in connection with the Offering in the form and on terms and conditions satisfactory to each of the Corporation and the Agents, acting reasonably;

(ddd)	“Teck Investor Rights Agreement” means the investor rights agreement to be entered into by the Corporation and Teck on or around the Closing Date in connection with the Concurrent Private Placement;

(eee)	“TSXV” means the TSX Venture Exchange;

(fff)	“Unit Share” has the meaning given to it above;

(ggg)	“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(hhh)	“Units” has the meaning given to it above;

(iii)	“U.S. Exchange Act” has the meaning given to it in Section 13(e);

(jjj)	“U.S. GAAP” means the generally accepted principles adopted by the SEC in effect from time to time, and applied on a consistent basis;

(kkk)	“U.S. Securities Act” has the meaning given to it above;

(lll)	“Warrant” has the meaning given to it above;

(mmm)	“Warrant Indenture” has the meaning given to it above; and

(nnn)	“Warrant Share” has the meaning given to it above.

2.	Restrictions on Sale

Each of the Agents hereby severally, and not jointly, nor jointly and severally, represents, warrants, covenants and agrees with the Corporation and acknowledges that the Corporation is relying upon such representations, warranties and covenants, that:

(a)	it will not directly or indirectly solicit subscriptions for Offered Securities, trade in Offered Securities or otherwise do any act in furtherance of a trade of Offered Securities outside of the Selling Jurisdictions, provided that the Agent may so solicit, trade or act within such jurisdictions only if such solicitation, trade or act is in compliance with Applicable Securities Laws in such jurisdiction and does not (i) obligate the Corporation to take any action to qualify any of its securities or any trade of any of its securities, including the filing of a prospectus, registration statement or similar document in such jurisdiction, (ii) obligate the Corporation to establish or maintain any office or director or officer in such jurisdiction, or (iii) subject the Corporation to any ongoing continuous disclosure obligation or other reporting requirement in such jurisdiction;

(b)	in respect of the offer and sale of the Offered Securities, it will conduct its activities in connection with the Offering and comply with all Applicable Securities Laws and the provisions of this Agreement and the Subscription Agreements;

(c)	it is duly registered pursuant to the provisions of the Applicable Securities Laws, and is duly registered or licensed as an investment dealer in those jurisdictions in which it is required to be so registered in order to perform the services contemplated by this Agreement, or if or where not so registered or licensed, the Agent will act only through members of a selling group who are so registered or licensed;

(d)	it shall not make any representation or warranty with respect to the Offered Securities in connection with the Offering, other than as set forth in this Agreement or the Subscription Agreements; and

(e)	it will not advertise the proposed sale of the Offered Securities in printed media of general and regular paid circulation, radio or television nor provide or make available to prospective purchasers of Offered Securities any document or material which would constitute an offering memorandum as defined in Canadian Securities Laws.

The parties to this Agreement acknowledge that the Offered Securities have not been registered under the U.S. Securities Act or any U.S. state securities laws and may not be offered or sold to, or for the account or benefit of, persons in the United States or U.S. Persons except that the Units, Unit Shares and Warrants may be offered and sold to, or for the account or benefit of, persons in the United States or U.S. Persons pursuant to transactions that are exempt from the registration requirements of the U.S. Securities Act and the applicable laws of any U.S. state. Accordingly, the Corporation and the Agents hereby agree that offers and sales of the Units, Unit Shares and Warrants shall be conducted only in the manner specified in Schedule A, which terms and conditions are hereby incorporated by reference in and shall form a part of this Agreement.

3.	Delivery of Subscription Agreements

The Lead Agent agrees to obtain from each Subscriber executed Subscription Agreements (including the execution of applicable schedules to such Subscription Agreements) and will use commercially reasonable efforts to deliver such Subscription Agreements (including applicable schedules) to the Corporation at least two Business Days prior to the Closing Date. In addition, the Lead Agent agrees to obtain from each Subscriber such forms and other documents as may be required by the Securities Commissions and provided by the Corporation to the Lead Agent for delivery under this Agreement.

The Corporation may not reject any properly completed Subscription Agreement unless the number of Offered Securities subscribed for pursuant to the Subscription Agreements and tendered by the Lead Agent exceeds the maximum number of Offered Securities to be sold under this Agreement or unless the distribution cannot be completed in accordance with Applicable Securities Laws.

4.	Exclusivity

The Lead Agent shall have the exclusive right to act as lead manager and sole bookrunner of any public offerings or private placements of securities by the Corporation or its subsidiary (other than an issuance to existing stockholders or in the ordinary course of business) and as lead advisor on the merger and acquisition activities of the Corporation or its subsidiary, in each case for the period commencing on the date hereof and ending on March 1, 2026 (the “ROFR Period”). The terms and conditions upon which the Lead Agent would provide such other services will be contained in one or more separate agreements. The fees for such services will be negotiated separately and in good faith and be consistent with fees paid to investment dealers in Canada for similar services in comparable situations. If the Corporation receives an offer from a third party, at any time during the ROFR Period, in connection with which such third party proposes to serve as lead manager and sole bookrunner of any public offerings or private placements of securities by the Corporation or its subsidiary or as lead advisor on the merger and acquisition activities of the Corporation or its subsidiary, the Corporation shall disclose in writing the terms upon which such third party (which, for greater clarity, shall be identified) has proposed to act in such capacity. The Lead Agent shall be entitled to exercise its right of first refusal by notifying the Corporation within three Business Days following the Corporation’s provision of such written notice. If the Lead Agent elects, in its sole discretion, to accept the engagement, then the parties will negotiate in good faith a separate agreement which will be consistent with then-prevailing industry practice, including as to fees (which, for greater clarity, shall be in addition to the fees payable pursuant to this Agreement) and reimbursement of expenses which cannot be less favourable to the Corporation than the compensation set out by the third party in its proposal to the Corporation. If the Lead Agent does not accept the engagement, the Corporation may engage any other financial institution as lead or co-lead manager, agent or underwriter in connection with such transaction provided that the terms and conditions of any such engagement shall be no more favourable to such other financial institution as the terms and conditions offered by the Corporation to the Lead Agent.

5.	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Agents, and acknowledges that the Agents are relying upon such representations and warranties, that:

(a)	since January 1, 2025, the Corporation has been and is in compliance with its timely disclosure obligations under Canadian Securities Laws and the rules and regulations of the TSXV; no confidential material change report has been filed by the Corporation under Canadian Securities Laws that remains confidential at the date of this Agreement; the Corporation has not completed a “significant acquisition”, which would require the Corporation to file a business acquisition report under Canadian Securities Laws; all of the material contracts and agreements of the Corporation and its subsidiary not made in the ordinary course of business, if required under the Canadian Securities Laws, have been filed with the Canadian Securities Commissions;

(b)	other than as disclosed in the Public Record, since the date of the most recent audited balance sheet (i) there has been no material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation and its subsidiary, taken as a whole, (ii) there have been no transactions entered into by the Corporation or its subsidiary which are material with respect to the Corporation and its subsidiary, taken as a whole, other than those in the ordinary course of business, and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of its shares;

(c)	the Corporation and its subsidiary have been duly incorporated and organized and are validly subsisting under the laws of their respective jurisdictions of incorporation and are properly registered or licensed to carry on business under the laws of all jurisdictions in which their respective businesses are carried on, except where the failure to be so registered or licensed would not have a Material Adverse Effect;

(d)	the Corporation has the requisite corporate power, authority and capacity to enter into the Material Agreements and to perform its obligations under the Material Agreements and the Corporation has the requisite corporate power, authority and capacity to own, lease and operate its property and assets and to carry on its business as currently carried on or as proposed to be carried on;

(e)	the Corporation has an authorized share capital consisting of 1,500,000,000 Common Shares with a par value of US$0.000001 per Common Share and 10,000,000 shares of preferred stock with a par value of US$0.000001 per share of preferred stock, of which 359,438,769 Common Shares and no shares of preferred stock are issued and outstanding as of the date immediately prior to the date of this Agreement. After the filing of amended and restated articles of incorporation of the Corporation or a certificate of amendment to the articles of incorporation of the Corporation with the Secretary of State of the State of Nevada on or around the Closing Date, it is anticipated that the authorized share capital of the Corporation will consist of 2,500,0000 Common Shares with a par value of US$0.000001 per Common Share and 10,000,000 shares of preferred stock with a par value of US$0.000001 per share of preferred stock. Other than as disclosed in the Public Record or in connection with the Teck Investor Rights Agreement, the Sprott Investor Rights Agreement and the Gemstone Investor Rights Agreement, no person, firm or corporation has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase from the Corporation of any unissued shares of the Corporation, other than stock options, restricted stock units and deferred share units issued in the ordinary course;

(f)	all of the issued and outstanding securities of the Corporation have been duly and validly authorized and issued and are fully paid and non-assessable shares of the Corporation, and none of the outstanding securities of the Corporation were issued in violation of the pre-emptive or similar rights of any securityholder of the Corporation;

(g)	except as disclosed in the Public Record or Schedule 5(g) of the Disclosure Letter the Corporation is the beneficial owner and holder of record of all of the issued and outstanding shares in the capital of its subsidiary, with good and valid title to all such shares, free and clear of all Liens and encumbrances;

(h)	the Corporation has full corporate power and authority to issue the Offered Securities;

(i)	the Offered Securities at the Closing Time, and the Warrant Shares issuable upon the exercise of the Warrants in accordance with their terms at the time of issue of the Warrant Shares, shall be duly authorized and upon receipt of payment, validly issued, and with respect to the Unit Shares and Warrant Shares, shall be fully paid and non-assessable Common Shares and the provisions of the Unit Shares and Warrant Shares conform in all material respects with their descriptions in this Agreement and the Subscription Agreements;

(j)	the Unit Shares and Warrant Shares are conditionally listed for trading on the TSXV, subject to the satisfaction of customary conditions required by the TSXV;

(k)	at all times prior to the expiry of the Warrants, a sufficient number of Warrant Shares shall be allocated and reserved for issuance upon due exercise of the Warrants in accordance with their terms;
(l)	the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, the Material Agreements and the performance of any of the transactions contemplated by the Material Agreements by the Corporation, do not and will not result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under any applicable laws or any term or provision of the articles, by-laws or resolutions of the directors or stockholders of the Corporation, or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Corporation;

(m)	the Material Agreements and the performance of the Corporation’s obligations under the Material Agreements have been duly authorized by all necessary corporate action and the Material Agreements have been duly executed and delivered by the Corporation and constitute legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium or similar laws affecting the rights of creditors generally and, with respect to this Agreement, by the application of equitable principles when equitable remedies are sought and subject to the fact that rights of indemnity and contribution may be limited by applicable law;

(n)	no approval, authorization, consent or other order of, and no filing, registration or recording with any Governmental Authority or other person is required of the Corporation in connection with the execution and delivery of, or with the performance by the Corporation of, its obligations under the Material Agreements, except as required by Applicable Securities Laws with regard to the distribution of the Offered Securities in the Selling Jurisdictions, including the filing of a material change report with the Canadian Securities Commissions, the filing of a report of exempt distribution with the Canadian Securities Commissions, the filing of a Current Report on Form 8-K, and such other filings as are required to be made under applicable provincial or state securities laws;

(o)	the Corporation is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position that would have a Material Adverse Effect;

(p)	the Financial Statements have been prepared in conformity with U.S. GAAP in effect from time to time applied on a consistent basis throughout the periods involved, contain no misrepresentations and present fairly in all material respects the financial position, results of operations and cash flows of the Corporation on a consolidated basis as at the respective dates of such Financial Statements;

(q)	the Corporation maintains a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and maintains a system of disclosure controls and procedures that is designed to provide reasonable assurances that information required to be disclosed by the Corporation under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified under Applicable Securities Laws and to ensure that information required to be disclosed by the Corporation under Applicable Securities Laws is accumulated and communicated to the Corporation’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure;

(r)	no director or officer, former director or officer, or stockholder or employee of, or any other person not dealing at arm’s length with, the Corporation or its subsidiary will continue after the Closing to be engaged in any material transaction or arrangement with or to be a party to a material contract with, or has any indebtedness, liability or obligation to, the Corporation or its subsidiary, except as disclosed in the Documents or for employment or consulting arrangements with employees or consultants or those serving as a director or officer of the Corporation or its subsidiary as described in the Documents;

(s)	neither the Corporation nor its subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that continue to be outstanding except (i) as disclosed or contemplated in the Documents, or (ii) as incurred in the ordinary course of business by the Corporation or its subsidiary, as the case may be;

(t)	except as disclosed in the Public Record or Schedule 5(t) of the Disclosure Letter, there is no litigation or governmental or other proceeding or investigation at law or in equity before any Governmental Authority, domestic or foreign, in progress, pending or, to the Corporation’s knowledge, threatened (and the Corporation does not know of any basis therefor) against, or involving the assets, properties or business of, the Corporation, nor are there any matters under discussion with any Governmental Authority relating to taxes, governmental charges, orders or assessments asserted by any such authority and to the Corporation’s knowledge there are no facts or circumstances which would reasonably be expected to form the basis for any such litigation, governmental or other proceeding or investigation, taxes, governmental charges, orders or assessments;

(u)	MNP LLP, Chartered Professional Accountants, is independent with respect to the Corporation within the meaning of the rules of professional conduct applicable to auditors in Ontario and there has not been any reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) with such firm or any other prior auditor of the Corporation or its subsidiary;

(v)	except as disclosed in the Public Record or Schedule 5(v) of the Disclosure Letter, all tax returns required to be filed by the Corporation and its subsidiary on or prior to the date of this Agreement have been filed and all taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto, due or claimed to be due have been paid and neither the Corporation nor its subsidiary is a party to any agreement, waiver or arrangement with any taxing authority which relates to any extension of time with respect to the filing of any tax returns, any payment of taxes or any assessment of taxes; there is no tax deficiency which has been asserted against the Corporation or its subsidiary and all material tax liabilities are adequately provided for in accordance with U.S. GAAP within the Financial Statements of the Corporation for all periods up to date of latest audited balance sheet; there are no assessments or investigations in progress, pending or, to the knowledge of the Corporation, threatened against the Corporation in respect of taxes; there are no Liens for taxes upon the assets of the Corporation;

(w)	each of the Corporation and its subsidiary has conducted and are conducting their business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which they carry on business and neither the Corporation nor its subsidiary has received any notice of any alleged violation of any such laws, rules and regulations;

(x)	each of the Corporation and its subsidiary possess such permits, licences, approvals, consents and other authorizations issued by Governmental Authorities (collectively, “Governmental Licences”) necessary to conduct the business as currently operated by them and all such Governmental Licences are valid and existing and in good standing; each of the Corporation and its subsidiary is in compliance with the terms and conditions of all such Governmental Licences in all material respects;

(y)	to the Corporation’s knowledge, (i) neither the Corporation nor its subsidiary is in violation of any Environmental Laws, (ii) the Corporation and its subsidiary have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements in all material respects, and (iii) there are no pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, orders, directions, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Law against the Corporation or its subsidiary, and there are no facts or circumstances which would reasonably be expected to form the basis for any such administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, orders, directions, notices of non-compliance or violation, investigation or proceedings;

(z)	to the Corporation’s knowledge, (i) each of the Corporation and its subsidiary is in compliance, in all material respects, with the provisions of all applicable federal, provincial, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours (collectively, “Employment Laws”), (ii) no collective labour dispute, grievance, arbitration or legal proceeding is ongoing, pending or, to the knowledge of the Corporation, threatened and no individual labour dispute, grievance, arbitration or legal proceeding is ongoing, pending or, to the knowledge of the Corporation, threatened with any employee of the Corporation or its subsidiary and, to the knowledge of the Corporation, none has occurred during the past year, and (iii) no union has been accredited or otherwise designated to represent any employees of the Corporation or any of its subsidiary and, to the knowledge of the Corporation, no accreditation request or other representation question is pending with respect to the employees of the Corporation or its subsidiary and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of the Corporation’s or its subsidiary’s facilities and none is currently being negotiated by the Corporation or its subsidiary;

(aa)	except as disclosed in the Public Record or Section 5(aa) of the Disclosure Letter, no existing supplier, manufacturer or contractor of the Corporation has indicated that it intends to terminate its relationship with the Corporation or that it will be unable to meet the Corporation’s supply, manufacturing or contracting requirements;

(bb)	neither the Corporation nor its subsidiary is in default or breach, in any material respect, of any real property lease, and neither the Corporation nor its subsidiary has received any notice or other communication from the owner or manager of any real property leased by the Corporation or its subsidiary that the Corporation or its subsidiary is not in compliance with any real property lease, and to the knowledge of the Corporation, no such notice or other communication is pending or has been threatened;

(cc)	the Corporation maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets and all such policies of insurance will at the Closing continue to be in full force and effect; and neither the Corporation nor its subsidiary is in default as to the payment of premiums or otherwise, under the terms of any such policy;

(dd)	except as disclosed in the Public Record or Schedule 5(dd) of the Disclosure Letter, each of the Corporation and its subsidiary has good and marketable title to all of its assets and property and no person has any contract or any right or privilege capable of becoming a right to purchase any personal property from the Corporation or its subsidiary;

(ee)	except as disclosed in the Public Record or Schedule 5(ee) of the Disclosure Letter, the Corporation does not have any loans or other indebtedness outstanding which have been made to or from any of its stockholders, officers, directors or employees or any other person not dealing at arm’s length with the Corporation that are currently outstanding;

(ff)	except as disclosed in the Public Record or Schedule 5(ff) of the Disclosure Letter, no officer, director, employee or any other person not dealing at arm’s length with the Corporation or, to the knowledge of the Corporation, any associate or affiliate of any such person, owns, has or is entitled to any royalty, net profits interest, carried interest or any other encumbrances or claims of any nature whatsoever which are based on production from the Corporation’s properties or assets or any revenue or rights attributed to the Corporation’s properties or assets;

(gg)	to the knowledge of the Corporation, no insider of the Corporation has a present intention to sell any securities of the Corporation held by it;

(hh)	except as disclosed in the Public Record or Schedule 5(hh) of the Disclosure Letter, neither of the Corporation nor its subsidiary has outstanding any debentures, notes, mortgages, or other indebtedness that is material to the Corporation and its subsidiary taken as a whole;

(ii)	the Corporation or its subsidiary holds freehold title, mining leases, mining claims, mining concessions or other conventional proprietary interests or rights recognized in the jurisdiction in which each material mining property described in the Documents is located, in respect of the ore bodies and minerals in such mining properties under valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, mining concessions, permits, or other recognized and enforceable instruments and documents, sufficient to permit the Corporation or its subsidiary, as the case may be, to explore for, extract, exploit, remove, process or refine the minerals relating thereto. In addition, the Corporation or its subsidiary has all necessary surface rights, access rights and water rights, and all other presently required rights and interests granting the Corporation or its subsidiary, as the case may be, the rights and ability to explore for, mine, extract, remove or process the minerals derived from each material mining property described in the Documents, with only such exceptions as are described in the Documents or Schedule 5(ii) of the Disclosure Letter. Each of the aforementioned interests and rights is currently in good standing;

(jj)	the minute books and corporate records of the Corporation and its subsidiary made available to Agents’ Counsel in connection with the Agents’ due diligence investigations are the original minute books and records or true and complete copies of the original minute books and contain copies of all or substantially all proceedings of the stockholders, the boards of directors and all committees of the boards of directors of each of such entities that have been minuted or resolved and there have been no other meetings, resolutions or proceedings of the stockholders, boards of directors or any committee thereof to the date of review of such corporate records and minute books not reflected in such minute books and other corporate records, other than those which are not material in the context of such entities, as applicable;

(kk)	to the knowledge of the Corporation, no securities commission, stock exchange or comparable authority has issued any order requiring trading in any of the Corporation’s securities to cease or preventing the distribution of the Offered Securities in any Selling Jurisdiction that is currently persisting, nor instituted proceedings for that purpose and, to the knowledge of the Corporation, no such proceedings are pending or contemplated;

(ll)	Computershare Investor Services Inc., at its principal office in the City of Vancouver, has been duly appointed as registrar and transfer agent for the Common Shares;

(mm)	other than as contemplated by this Agreement, there is no person acting at the request of the Corporation who is entitled to any brokerage or agency fee in connection with the sale of the Offered Securities;

(nn)	except for such agreement(s) as will be terminated on or prior to the Closing Date or the Teck Investor Rights Agreement, Sprott Investor Rights Agreement and the Gemstone Investor Rights Agreement, there are no stockholders’ agreements, voting agreements, investors’ rights agreements or other agreements in force or effect which in any manner affects or will affect the voting or control of any of the securities of the Corporation or its subsidiary or the operations or affairs of the Corporation or its subsidiary;

(oo)	the representations and warranties of the Corporation in the Subscription Agreements are, or will be at the Closing Time, true and correct in all material respects (except those representations and warranties which are qualified by materiality which shall be true and correct in all respects);

(pp)	the Corporation is a reporting issuer in British Columbia, Alberta and Ontario (the “Reporting Jurisdictions”) not in default of any requirement under Canadian Securities Laws;

(qq)	the information and statements set forth in the Public Record were true, correct and complete in all material respects and did not contain any misrepresentation as of the date of such information or statements;

(rr)	none of the Corporation, its subsidiary, or to the knowledge of the Corporation, any director, officer, employee, consultant, representative or agent of the Corporation or its subsidiary, has (i) violated any anti-bribery or anti-corruption laws applicable to the Corporation or its subsidiary, including but not limited to the Foreign Corrupt Practices Act of 1977 (United States) and the Corruption of Foreign Public Officials Act (Canada), or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (x) to any government official, whether directly or through any other person, for the purpose of influencing any act or decision of a government official in his or her official capacity; inducing a government official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a government official to influence or affect any act or decision of any Governmental Authority; or assisting any representative of the Corporation in obtaining or retaining business for or with, or directing business to, any person; or (y) to any person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither the Corporation nor its subsidiary has and, to the knowledge of the Corporation no director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded the Corporation or its subsidiary, or any director, officer, employee, consultant, representative or agent of the Corporation or its subsidiary violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing anti-bribery or anti-corruption laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such laws, or received any notice, request, or citation from any person alleging noncompliance with any such laws;

(ss)	the operations of the Corporation and its subsidiary are and have been conducted at all times in all material respects in compliance with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court of Governmental Authority or any arbitrator or non-Governmental Authority involving the Corporation or its subsidiary with respect to the Money Laundering Laws is to the knowledge of the Corporation pending or threatened;

(tt)	there are no claims or actions with respect to indigenous rights currently outstanding, or to the knowledge of the Corporation, threatened or pending, with respect to the Material Project. No land entitlement claims have been asserted and no legal actions relating to indigenous issues have been instituted with respect to the Material Project, and no dispute in respect of the Material Project or any of the material mineral projects of the Corporation with any local or indigenous group or other interest group exists or, to the knowledge of the Corporation, is threatened or imminent; and

(uu)	the Corporation acknowledges that the Agents provide no representations, warranties or covenants with respect to: (i) the Offering; or (ii) any agreement or information provided by the Corporation to any Subscriber, whether express or implied or under any prior agreement or statement, other than the representations, warranties and covenants provided herein and in the Subscription Agreements and the Corporation hereby releases the Agents from any claims that may arise in respect of any such agreement or information given or statements made by the Corporation.

It is further agreed by the Corporation that all representations, warranties and covenants contained in this Agreement made by the Corporation to the Agents shall also be deemed to be made for the benefit of Subscribers as if the Subscribers were also parties to this Agreement (it being agreed that the Agents are acting for and on behalf of the Subscribers for this purpose).

6.	Covenants of the Corporation

The Corporation covenants with the Agents that:

(a)	prior to the Closing Time, the Corporation shall allow the Agents the opportunity to conduct required due diligence and to obtain, acting reasonably, satisfactory results from such due diligence and in particular, the Corporation shall allow the Agents and Agents’ Counsel to conduct all due diligence which the Agents may reasonably require in order to confirm the Documents and the Public Record are accurate, complete and current in all material respects and to fulfill the Agents’ obligations as a registrant and, in this regard, without limiting the scope of the due diligence inquiries that the Agents may conduct, the Corporation shall make available its senior management, directors and auditors to participate in one or more due diligence sessions (the “Due Diligence Sessions”) to answer in person any questions that the Agents may have, the first such Due Diligence Session to be held prior to the Closing Date;

(b)	if any of the facts or information underlying or supporting the statement provided in the Corporation’s Due Diligence Session Responses have changed, the Corporation shall provide the Lead Agent with prompt notice of the particulars of any such changes;

(c)	it will comply with all the obligations to be performed by it, and all of its covenants and agreements, under and pursuant to the Material Agreements;

(d)	during the period commencing on the date of this Agreement and ending at the Closing Time, it will promptly provide to the Agents, for review by the Agents and Agents’ Counsel, prior to filing or issuance of the same, any proposed public disclosure document, including without limitation, any financial statements of the Corporation, report to stockholders, information or proxy circular or any press release or material change report and any press release issued by the Corporation concerning the Offered Securities;

(e)	during the period commencing as of the date of this Agreement and ending as of the Closing Time any press release issued by the Corporation concerning the Offered Securities is to include the following or substantially similar legend: “NOT FOR DISTRIBUTION TO UNITED STATES NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES.”, provided however, that any press release issued announcing the closing of the Offering shall not bear such legend;

(f)	during the period commencing on the date of this Agreement and ending at the Closing Time, promptly notify the Agents in writing of any of the representations or warranties made by the Corporation in this Agreement being no longer true and correct;

(g)	during the period commencing on the date of this Agreement and ending on the Closing Time, the Corporation will promptly inform the Agents of the full particulars of any material change (actual, anticipated, contemplated or threatened) in the business, affairs, operations, capital or condition (financial or otherwise) of the Corporation or its properties or assets; provided, however, that if the Corporation is uncertain as to whether a material change, occurrence or event of the nature referred to in this Section 6(g) has occurred, the Corporation shall promptly inform the Lead Agent of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Lead Agent as to whether the occurrence is of such a nature;

(h)	for a period of two years following the Closing Date, use commercially reasonable efforts to maintain its status as a “reporting issuer” or the equivalent not in default in each of the Reporting Jurisdictions, provided that this covenant shall not prevent the Corporation from completing any transaction which would result in the Corporation ceasing to be a “reporting issuer” so long as the holders of Common Shares receive securities of an entity which is listed on a stock exchange in Canada and/or the United States, or cash, or the holders of Common Shares have approved the transaction in accordance with the requirements of applicable corporate and Securities Laws ;

(i)	for a period of two years following the Closing Date, use commercially reasonable efforts to maintain its listing on the TSXV, or on such other recognized stock exchange provided that this covenant shall not prevent the Corporation from completing any transaction which would result in the Corporation ceasing to be so listed so long as the holders of Common Shares receive securities of an entity which is listed on a stock exchange in Canada and/or the United States, or cash, or the holders of Common Shares have approved the transaction in accordance with the requirements of applicable corporate and Securities Laws;

(j)	during the period commencing on the date of this Agreement and ending at the Closing Time, the Corporation will promptly inform the Agents of the receipt by the Corporation of (i) any communication of a material nature from any Securities Commission or similar regulatory authority, any stock exchange or any other Governmental Authority relating to the Corporation or the distribution of the Offered Securities, and (ii) the issuance by any Securities Commission or similar regulatory authority, any stock exchange or any other Governmental Authority of any order to cease or suspend trading of any securities of the Corporation or of the institution or threat of institution of any proceedings for that purpose;

(k)	the Corporation will promptly, and in any event within any applicable time limitation, comply to the reasonable satisfaction of the Agents and Agents’ Counsel with Applicable Securities Laws of the Selling Jurisdictions in which it is a reporting issuer with respect to any material change, occurrence or event of the nature referred to in Sections 6(f) and 6(g);

(l)	the Corporation will use the net proceeds from the Offering, together with the net proceeds from the Concurrent Private Placement, to advance its efforts to restart the Material Project and for general working capital purposes and to pay outstanding accounts payable;

(m)	as soon as reasonably possible, and in any event by the Closing Date, the Corporation shall take all such steps as may reasonably be necessary to enable the Offered Securities to be offered for sale and sold on a private placement basis to Subscribers in the Selling Jurisdictions through the Agents or any other investment dealers or brokers registered in any of the Selling Jurisdictions by way of the exemptions set forth in Applicable Securities Laws of each of the Selling Jurisdictions and on the basis that the “hold period” under applicable Securities Laws applicable to the Offered Securities issued as contemplated hereunder shall not exceed four months and a day, subject to any “control person” or escrow requirements applicable to the Subscriber;

(n)	use its commercially reasonable efforts to obtain any necessary regulatory approvals from the TSXV in connection with the sale of the Offered Securities hereunder, including the conditional approval for the Offering by the TSXV necessary for the consummation of the transactions contemplated herein on such conditions as are acceptable to the Agents and the Corporation, each acting reasonably;

(o)	cause the Unit Shares and Warrant Shares to, upon issuance, be duly issued as fully paid and non-assessable Common Shares (subject to receipt of the applicable purchase price therefore), and shall cause the Offered Securities to have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

(p)	not take any action so as to require the filing of a prospectus with respect to the Offering; and

(q)	the Corporation will use its commercially reasonable efforts to cause each of the directors and officers of the Corporation who are directors and officers effective as of the Closing Date to enter into lock-up agreements in a form satisfactory to the Corporation and the Lead Agent, each acting reasonably, pursuant to which the director and/or officer agrees that such director and/or officer shall not, directly or indirectly, without the prior written consent of the Lead Agent, such consent not to be unreasonably withheld, sell, offer to sell, grant any option, warrant or other right for the sale of, or otherwise lend, transfer, assign or dispose of (including without limitation by making any short sale, engaging in any hedging, monetization or derivative transaction or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares or other securities of the Corporation or securities convertible into, exchangeable for, or otherwise exercisable into Common Shares or other securities of the Corporation, whether or not cash settled) any Common Shares or other securities of the Corporation, or any securities convertible into, exchangeable for, or otherwise exercisable into Common Shares or other securities of the Corporation, whether now owned directly or indirectly, or under their control or direction, or with respect to which each has beneficial ownership, or agree to do any of the foregoing or publicly announce any intention to do any of the foregoing, other than in accordance with certain permitted transfers or transactions as further described in the lock-up agreements, for a period of 120 days following Closing.

7.	Conditions to the Subscribers’ Obligation to Purchase

The obligations of the Agents under this Agreement and the obligations of the Subscribers under the Subscription Agreements shall be conditional upon the Agents receiving, and the Agents shall have the right on behalf of Subscribers for Offered Securities to withdraw all Subscription Agreements delivered and not previously withdrawn by Subscribers unless the Agents receive, on the Closing Date:

(a)	a favourable legal opinion dated the Closing Date from Corporation’s Counsel, in form and substance satisfactory to the Lead Agent, acting reasonably, together with corresponding opinions (where relevant) of local counsel to the Corporation in relation to the laws of the Selling Jurisdictions in Canada and the United States in which the Offered Securities are sold and on which Corporation’s Counsel is not qualified to express opinions (which includes, for greater certainty, an opinion of the Corporation’s U.S. counsel, addressed to the Agents, in form and substance reasonably satisfactory to the Lead Agent, to the effect that no registration is required under the U.S. Securities Act, in connection with the offer and sale of the Units in the United States);

(b)	a favourable title opinion (in customary form) dated the Closing Date from the Corporation’s Idaho counsel regarding the Material Project, in form and substance satisfactory to the Lead Agent, acting reasonably;

(c)	a certificate of the Corporation dated the Closing Date, addressed to the Agents and signed on the Corporation’s behalf by its Chief Executive Officer or such other officer or director of the Corporation satisfactory to the Lead Agent, acting reasonably, with respect to the constating documents of the Corporation, all resolutions of the board of directors of the Corporation relating to this Agreement and the incumbency and specimen signatures of signing officers of the Corporation and such other matters as the Lead Agent may reasonably request;

(d)	a certificate of the Corporation dated the Closing Date, addressed to the Agents and signed on the Corporation’s behalf by its Chief Executive Officer or such other officer or director of the Corporation satisfactory to the Lead Agent, acting reasonably, certifying that:

(i)	the Corporation has complied with and satisfied all terms and conditions of this Agreement and the Subscription Agreements on its part to be complied with or satisfied at or prior to the Closing Time;

(ii)	the representations and warranties of the Corporation contained in this Agreement are true and correct at the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement;

(iii)	the Due Diligence Session Responses provided by the Corporation at the Due Diligence Session are true and correct and would not be different in any material respect if the Due Diligence Session were held immediately prior to the Closing Time;

(iv)	the Corporation has made and/or obtained on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Corporation is a party or by which it is bound, required for the execution and delivery of this Agreement and the Subscription Agreements, the offering and sale of the Offered Securities and the consummation of the other transactions contemplated by this Agreement (subject to completion of filings with certain regulatory authorities following the Closing Date); and

(v)	no order, ruling or determination having the effect of suspending the sale or cease trading of the Common Shares or any other securities of the Corporation has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officer of the Corporation, contemplated or threatened under any Applicable Securities Laws or by any other regulatory authority;

(e)	executed lock-up agreements from each director and executive officer of the Corporation in favour of the Agents in a form satisfactory to the Lead Agent as required pursuant to Section 6(s) of this Agreement; and

(f)	the Lead Agent being satisfied, in its sole discretion, with the results of its due diligence review.

The foregoing conditions contained in this Section 7(a), (b), (c) and (d) are for the sole benefit of the Agents and may be waived in whole or in part by the Lead Agent, on its own behalf and on behalf of the other Agents, at any time and without limitation. If any of the foregoing conditions have not been met at each Closing Time, the Agents may terminate their obligations under this Agreement without prejudice to any other remedies it may have and the Agents shall have the right on behalf of the Subscribers to withdraw all Subscription Agreements delivered and not previously withdrawn by Subscribers.

8.	Deliveries and Agents’ Fee

The sale of the Offered Securities shall be completed at the Closing Time at the offices of Corporation’s Counsel in Vancouver, British Columbia, or at such other place as the Corporation and the Lead Agent may agree. At the Closing Time, the Corporation shall deliver to the Agents:

(a)	the opinions, certificates and agreements referred to in Section 7 and all other documents required to be provided by the Corporation to the Agents pursuant to this Agreement and the Subscription Agreements;

(b)	(i) physical certificates or direct registration statements representing the Unit Shares and Warrants purchased from it by U.S. Persons or President’s List Purchasers in such name or names as the Lead Agent, on its own behalf and on behalf of the other Agents, may direct the Corporation in writing not less than 24 hours prior to the Closing Time and (ii) in all other cases, evidence of the electronic deposit of the Units purchased from it and registered in the name of “CDS & Co.” or such other name or names as the Lead Agent, on its own behalf and on behalf of the other Agents, may direct the Corporation in writing not less than 24 hours prior to the Closing Time;

(c)	the Corporation’s receipt for payment by the Agents of an amount equal to the aggregate purchase price for the Offered Securities sold pursuant to the Offering, less an amount equal to the Agents’ Fee and the costs and expenses of the Agents provided for in Section 9; and

(d)	such further documentation as may be contemplated by this Agreement or as Agents’ Counsel or the applicable regulatory authorities may reasonably require;

against:

(e)	all duly completed Subscription Agreements tendered by the Subscribers for the Offered Securities being issued and sold and, where applicable, all completed forms, schedules and certificates contemplated by the Subscription Agreements;

(f)	a wire transfer of immediately available funds in an amount equal to the aggregate purchase price for the Offered Securities sold pursuant to the Offering, less an amount equal to the Agents’ Fee and the costs and expenses of the Agents provided for in Section 9; and

(g)	the Agents’ receipt for the Agents’ Fee.

9.	Expenses

Whether or not the transactions contemplated by this Agreement shall be completed, all expenses of or incidental to the issue, sale and delivery of the Offered Securities and all expenses of or incidental to all other matters in connection with the Offering shall be borne by the Corporation including, without limitation, all fees and disbursements of all legal counsel to the Corporation (including U.S., foreign and local counsel), all fees and disbursements of the Corporation’s accountants and auditors, all expenses related to road shows and marketing activities, all printing costs incurred in connection with the Offering, including certificates, if any, representing the Offered Securities, all filing fees, all fees and expenses relating to listing the Offered Securities on any exchanges, all fees and expenses of the Corporation’s road show consultants, all transfer agent and warrant agent fees and expenses, all reasonable out-of-pocket expenses of the Agents incurred in connection with the offering of the Offered Securities, including without limitation the fees and disbursements of Agent’s Counsel, up to a maximum of $85,000, exclusive of taxes, and any advertising, printing, courier, telecommunications, data search, presentation, travel and other expenses incurred by the Agents, together with all related taxes (including, without limitation, provincial sales taxes and GST(as defined below)).

For the avoidance of doubt, the services provided by the Agents in connection with this Agreement will not be subject to the Goods and Services Tax or Harmonized Sales Tax (“GST”) provided for in the Excise Tax Act (Canada) and taxable supplies provided will be incidental to the exempt financial services provided. However, in the event that the Canada Revenue Agency determines that GST provided for in the Excise Tax Act (Canada) is exigible on the Agents’ Fee, the Corporation agrees to pay the amount of GST forthwith upon the request of the Lead Agent.

10.	Restriction on Offerings

During the period beginning on the Closing Date and ending on the date that is 90 days after the Closing Date, the Corporation shall not, directly or indirectly, without the prior written consent of the Lead Agent, such consent not to be unreasonably withheld, sell, offer to sell, issue, grant any option, warrant or other right for the sale or issuance of, or otherwise lend, transfer, assign or dispose of (including without limitation by making any short sale, engaging in any hedging, monetization or derivative transaction or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares or other securities of the Corporation or securities convertible into, exchangeable for, or otherwise exercisable into Common Shares or other securities of the Corporation, whether or not cash settled), in a public offering or by way of private placement or otherwise, any Common Shares or other securities of the Corporation or any securities convertible into, exchangeable for, or otherwise exercisable into Common Shares or other securities of the Corporation, or agree to do any of the foregoing or publicly announce any intention to do any of the foregoing, other than rights granted under the Corporation’s stock option plan or any other share-based compensation arrangement of the Corporation.

11.	Rights of Termination

(a)	Regulatory Proceedings Out

If, after the date of this Agreement and prior to the Closing Time, any enquiry, action, suit, investigation or other proceeding, whether formal or informal, is instituted or announced or any order is made by any federal, provincial or other Governmental Authority in relation to the Corporation which, in the opinion of any one Agent, operates to prevent or restrict the distribution or trading of the Offered Securities, then any such Agent shall be entitled, at its option and in accordance with Section 11(f), to terminate its obligations under this Agreement by notice to that effect given to the Corporation any time at or prior to such Closing Time.

(b)	Disaster Out

If, after the date of this Agreement and prior to the Closing Time there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which, in the opinion of any one Agent, seriously adversely affects, or involves, or will seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation and its subsidiary taken as a whole, then any such Agent shall be entitled, at its option and in accordance with Section 11(f), to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at any time at or prior to such Closing Time.

(c)	Market Out

If, after the date of this Agreement and prior to the Closing Time, the state of financial markets in Canada, the United States or elsewhere where it is planned to market the Offered Securities is such that, in the reasonable opinion of any one Agent, the Offered Securities cannot be marketed profitably, then any such Agent shall be entitled, at its option and in accordance with Section 11(f), to terminate its obligations under this Agreement by written notice to that effect given to the Corporation at any time at or prior to such Closing Time.

(d)	Material Change or Change in Material Fact Out

If, after the date of this Agreement and prior to the Closing Time, there shall occur any material change or change in a material fact or a new material fact which, in the reasonable opinion of any one Agent, would be expected to have a significant adverse effect on the market price or value of the Offered Securities, then any such Agent shall be entitled, at its option, in accordance with Section 11(f), to terminate its obligations under this Agreement by written notice to that effect given to the Corporation any time at or prior to such Closing Time.

(e)	Non-Compliance with Conditions

The Corporation agrees that all terms and conditions in Section 7 shall be construed as conditions and complied with so far as they relate to acts to be performed or caused to be performed by it, that it will use its best efforts to cause such conditions to be complied with, and that any breach or failure by the Corporation to comply with any such conditions shall entitle any one Agent to terminate its obligations under this Agreement to purchase the Offered Securities by notice to that effect given to the Corporation at any time at or prior to the Closing Time, unless otherwise expressly provided in this Agreement. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if such waiver or extension is in writing and signed by the Agents.

(f)	Exercise of Termination Rights

The rights of termination contained in Sections 11(a), (b), (c), (d) and (e) may be exercised by the any one Agent and are in addition to any other rights or remedies such Agent may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination, there shall be no further liability on the part of such terminating Agent to the Corporation or on the part of the Corporation to such Agent, except in respect of any liability which may have arisen prior to or arise after such termination under Sections 9, 12 and 13.

12.	Indemnity

The Corporation agrees to indemnify and hold harmless the Agents and their respective affiliates, and each of their respective current or former directors, officers, employees and agents (collectively, the “Indemnified Parties” and each an “Indemnified Party”), to the full extent lawful, from and against all expenses, losses, damages and liabilities of any nature (including the reasonable fees and expenses of their respective counsel and other expenses, but not including any amount for lost profits) (collectively, “Losses”) incurred in investigating, defending, settling and/or satisfying a judgment in any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or to which an Indemnified Party may become subject or otherwise involved in any capacity (collectively, the “Claims”) insofar as the Claims arise out of or are based upon, directly or indirectly, this Agreement and/or the Offering together with any Losses incurred in enforcing this indemnity. This indemnity will not be available to an Indemnified Party in respect of Losses incurred to the extent a court of competent jurisdiction in a final judgment that has become non-appealable determines that such Losses resulted primarily from the fraud, negligence or willful misconduct of the Indemnified Party.

If for any reason (other than, a judicial determination that the loss resulted primarily from the fraud, negligence or willful misconduct of the Indemnified Party as described above) this indemnity is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any Claim, the Corporation will contribute to the Losses paid or payable by such Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and the Indemnified Party on the other hand but also the relative fault of the Corporation and the Indemnified Party as well as any relevant equitable considerations; provided that an Indemnified Party will never be responsible for more than the amount of the fees received by the Indemnified Party, if any, under this Agreement.

The Corporation agrees that in case any legal proceeding is brought against, or an investigation is commenced in respect of, the Corporation and/or an Indemnified Party and an Indemnified Party or its personnel are required to testify in connection therewith or required to respond to procedures designed to discover information regarding, in connection with or by reason of this Agreement and/or the Offering, the Indemnified Party shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Indemnified Party for time spent by its personnel in connection therewith at their normal per diem rates together with disbursements and out-of-pocket expenses incurred by the personnel in connection therewith) shall be paid by the Corporation as they occur.

After receiving notice of a Claim against any Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Corporation, we: (a) will promptly notify the Corporation, in writing, of such Claim or investigation stating the particulars thereof, (b) will provide copies of all relevant documentation to the Corporation and (c) unless the Corporation assumes the defence thereof, will keep the Corporation advised of the progress and will discuss all significant proposed actions. Failure to notify the Corporation will not relieve the Corporation of any liability that the Corporation may have to an Indemnified Party except, and only to the extent, that any such delay in giving or failure to give such notice results in the loss of substantive rights or defences in connection with such Claim or results in any material increase in the liability under this indemnity which the Corporation would not otherwise have incurred had we given the required notice.

The Corporation will be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence of any Claim, provided such defence is conducted by experienced and competent counsel. Upon the Corporation notifying the Agents in writing of its election to assume the defence and retain counsel, the Corporation will not be liable to an Indemnified Party for any legal expenses subsequently incurred by it in connection with such defence. If such defence is assumed by the Corporation, the Corporation throughout the course thereof will provide copies of all relevant documentation to the Agents, will keep the Agents advised of the progress thereof and will discuss with the Agents all significant actions proposed.

Notwithstanding the foregoing paragraph, any Indemnified Party shall have the right, at the Corporation’s expense, to separately retain counsel of such Indemnified Party’s choice, in respect of the defence of any Claim if:

(a)	the employment of such counsel has been authorized by the Corporation;

(b)	the Corporation has not assumed the defence and employed counsel therefor promptly after receiving notice of such Claim; or

(c)	counsel retained by the Corporation or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate for any reason, including for the reason that:

(i)	there may be legal defences available to the Indemnified Party that are different from or in addition to those available to the Corporation (in which event and to that extent, the Corporation shall not have the right to assume or direct the defence on such Indemnified Party’s behalf);

(ii)	there is a conflict of interest between the Corporation and the Indemnified Party; or

(iii)	the subject matter of the Claim may not fall within the indemnity set forth herein,

in each case the Corporation shall not have the right to assume or direct the defence on such Indemnified Party’s behalf, provided that the Corporation shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction for all of the Indemnified Parties.

No admission of liability and no settlement of any Claim shall be made by the Corporation or an Indemnified Party without the prior written consent of the Indemnified Parties affected or the Corporation (as applicable) (which consent may not be unreasonably withheld or delayed) unless such settlement includes an unconditional release of each Indemnified Party or the Corporation (as applicable) from any liabilities arising out of such Claim without any admission of negligence, misconduct, liability or responsibility by any Indemnified Party or the Corporation (as applicable).

The Corporation hereby acknowledges that the Lead Agents act as trustee for the other Indemnified Parties of the Corporation’s covenants under this indemnity and the Lead Agents agree to accept such trust and to hold and enforce such covenants on behalf of such persons.

The indemnity and contribution obligations of the Corporation hereunder shall be in addition to any liability the Corporation may otherwise have, shall extend upon the same terms and conditions herein to the Indemnified Parties and shall be binding upon and continue in effect in accordance with the terms and conditions herein for the benefit of any successors, permitted assigns, heirs and personal representatives of the Corporation, the Lead Agents and any other Indemnified Party. The foregoing provisions shall survive any termination of this Agreement.

13.	Contribution

(a)	Rights of Contribution

In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in Section 12 would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Agents or enforceable otherwise than in accordance with its terms, the Corporation and the Agents shall contribute to the aggregate of all claims, expenses, costs and liabilities and all losses (other than loss of profits) of a nature contemplated by Section 12 in such proportions so that the Agents shall be responsible for the portion represented by the percentage that the aggregate Agents’ Fee bears to the aggregate offering price of the Offered Securities being sold by the Corporation and the Corporation shall be responsible for the balance, whether or not they have been sued together or sued separately, provided, however, that:

(i)	the Agents shall not in any event be liable to contribute, in the aggregate, any amounts in excess of the aggregate Agents’ Fee actually received by the Agents from the Corporation under this Agreement; and

(ii)	no party who has engaged in any fraud, fraudulent misrepresentation or negligence shall be entitled to claim contribution from any person who has not engaged in such fraud, fraudulent misrepresentation or negligence.

(b)	Rights of Contribution in Addition to Other Rights

The rights to contribution provided in this Section 13 shall be in addition to and not in derogation of any other right to contribution which the Agents may have by statute or otherwise at law.

(c)	Calculation of Contribution

If the Corporation may be held to be entitled to contribution from the Agents under the provisions of any statute or at law, the Corporation shall be limited to contribution in an amount not exceeding the lesser of:

(i)	the portion of the full amount of the loss or liability giving rise to such contribution for which the Agents are responsible, as determined in Section 13(a); and
(ii)	the amount of the Agents’ Fee actually received by the Agents from the Corporation under this Agreement.

(d)	Notice

If the Agents have reason to believe that a claim for contribution may arise, it shall give the Corporation notice of such claim in writing, as soon as reasonably possible, but failure to notify the Corporation shall not relieve the Corporation of any obligation which it may have to the Agents under this Section 13.

(e)	Right of Contribution in Favour of Others

With respect to this Section 13, the Corporation acknowledges and agrees that the Agents are contracting on their own behalf and as agent for their affiliates, directors, officers, employees and agents.

For purposes of this Section 13, each person, if any, who “controls” an Agent within the meaning of Section 15 of the U.S. Securities Act or Section 20 of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and the Agents’ affiliates and selling agents shall have the same rights to contribution as the Agents and each person, if any, who “controls” the Corporation within the meaning of section 15 of the U.S. Securities Act or section 20 of the U.S. Exchange Act shall have the same rights to contribution as the Corporation.

(f)	Remedy Not Exclusive

The remedies provided for in this Section 13 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any party at law or in equity.

14.	Survival of Representations and Warranties

The indemnities, agreements, representations, warranties and other statements of the Corporation, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results of any investigation) made by or on behalf of the Agents and shall survive delivery of and payment for the Offered Securities and the subsequent disposition of the Offered Securities by the Agents or the termination of the Agents’ obligations under this Agreement for a period of three years following the Closing Date, other than the representations and warranties relating to any tax matters which shall survive until the 90th day following the date upon which the liability to which any such tax matter may relate is barred by all applicable laws. The agreements, representations, warranties and other statements of the Agents as set forth in this Agreement shall remain in full force and effect, regardless of any investigation (or any statement as to the results of any investigation) made by or on behalf of the Agents and shall survive in full force and effect for the benefit of the Corporation for a period of three years following the Closing Date.

15.	Severability

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

16.	Time

Time is of the essence in the performance of the parties’ respective obligations under this Agreement.

17.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

18.	Notice

Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “notice”) shall be in writing addressed as follows:

If to the Corporation, addressed and sent to:

Bunker Hill Mining Corp.

300 - 1055 West Hastings Street

Vancouver, British Columbia V6E 2E9

Attention: Sam Ash, Chief Executive Officer and Director

Email: [REDACTED – Personal Information]

In case of any notice to the Corporation, with a copy to:

Blakes, Cassels & Graydon LLP

1133 Melville Street

Suite 3500, The Stack

Vancouver, British Columbia V6E 4E5

Attention: Jamie Kariya

Email: [REDACTED – Personal Information]

If to the Agents, addressed and sent to the Lead Agent:

BMO Nesbitt Burns Inc.

1 First Canadian Place

4th Floor, P.O. Box 150

Toronto, Ontario M5X 1H3

Attention: Jesse Pearlstein

Email: [REDACTED – Personal Information]

In case of any notice to the Agents, with a copy to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard Street

Vancouver, British Columbia V7X 1T2

Attention: Deepak Gill

Email: [REDACTED – Personal Information]

or to such other address as any of the parties to this Agreement may designate by giving notice to the others in accordance with this Section 18. Each notice shall be personally delivered to the addressee or sent by email to the addressee. A notice which is personally delivered or delivered by email shall, if delivered prior to 5:00 p.m. (Toronto time) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered.

19.	Agents as Trustee

The Corporation acknowledges and agrees that it is the intention of the parties to this Agreement and the Corporation hereby constitutes the Agents as trustees for each of the Subscribers in respect of each of the covenants, agreements and representations and warranties of the Corporation contained in this Agreement and the Agents shall be entitled, as trustee, in addition to any rights of the Subscribers, to enforce such covenants, agreements and representations and warranties on behalf of the Subscribers.

20.	Authority of the Lead Agent

The Lead Agent is hereby authorized by the other Agents to act on their behalf in respect of the matters set out in this Agreement and the Corporation shall be entitled to and shall act on any notice or instruction given by the Lead Agent, which represents and warrants that it has authority to bind the Agents, except in respect of any consent to an admission of liability which consent shall be given by each of the Agents, a notice of termination pursuant to Section 11, which notice may be given by any of the Agents, or any waiver which waiver must be signed by all of the Agents. To the extent practicable, the Lead Agent agrees to use commercially reasonable efforts to consult with the other Agents concerning any material matters which may arise under this Agreement before it binds the Agents with respect to any such matters.

21.	Knowledge

For the purposes of this agreement, with respect to any matter, the phrase “knowledge of the Corporation” shall mean (i) the actual knowledge of Richard Williams, Executive Chairman, Sam Ash, Chief Executive Officer and Director, and Gerbrand van Heerden, Chief Financial Officer and Corporate Secretary, and (ii) all information which ought to have been known by any such individual after making due and careful inquiry of the directors, officers and employees of and consultants to the Corporation concerning the matter in question.

22.	Counterparts

This Agreement may be executed by the parties to this Agreement in counterpart and may be executed and delivered by facsimile and all such counterparts shall together constitute one and the same agreement.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the Agents, upon which this letter as so accepted shall constitute an Agreement between us.

Yours very truly,

BMO NESBITT BURNS INC.

By:	/s/ Haroon Chaudhry
Name:	Haroon Chaudhry
Position:	Director

CIBC WORLD MARKETS INC.

By:	/s/ Steven Reid
Name:	Steven Reid
Position:	Managing Director and Head, Global Mining

RED CLOUD SECURITIES INC.

By:	/s/ Bruce Tatters
Name:	Bruce Tatters
Position:	CEO

NATIONAL BANK FINANCIAL INC.

By:	/s/ Mengfei Zhou
Name:	Mengfei Zhou
Position:	Managing Director, Investment Banking

Accepted and agreed to effective as of the date of this Agreement.

BUNKER HILL MINING CORP.

By:	/s/ Sam Ash
Name:	Sam Ash
Position:	Chief Executive Officer and Director

Schedule A

TERMS AND CONDITIONS FOR UNITED STATES OFFERS AND SALES

As used in this Schedule and related exhibits, the following terms shall have the meanings indicated:

(a)	“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D;

(b)	“Directed Selling Efforts” means “directed selling efforts” as that term is defined in Rule 902(c) of Regulation S, which, without limiting the foregoing, but for greater clarity in this Schedule, includes, subject to the exclusions from the definition of “directed selling efforts” contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Offered Securities and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Offered Securities;

(c)	“Disqualification Event” means any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) of Regulation D;

(d)	“Domestic Issuer” means “domestic issuer” as that term is defined in Rule 902(e) of Regulation S;

(e)	“Offshore Transaction” means an “offshore transaction” as that term is defined in Rule 902(h) of Regulation S;

(f)	“Qualified Institutional Buyer” means a “qualified institutional buyer”, as that term is defined in Rule 144A;

(g)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(h)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(i)	“Rule 144A” means Rule 144A under the U.S. Securities Act;

(j)	“SEC” means the United States Securities and Exchange Commission;

(k)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Rule 902(j) of Regulation S;

(l)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(m)	“U.S. Affiliate” of any Agent means the U.S. registered broker-dealer affiliate of such Agent; and

(n)	“U.S. Person” means a “U.S. person” as that term is defined in Rule 902(k) of Regulation S.

All other capitalized terms used but not otherwise defined in this Schedule shall have the meanings assigned to them in the Agency Agreement to which this Schedule is attached.

Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants, acknowledges, covenants and agrees with the Agents that:

2.	The Corporation is a Domestic Issuer and reasonably believes that there is a Substantial U.S. Market Interest with respect to the any of the securities comprising the Offered Securities.

3.	The Corporation is not, and after giving effect to the offering contemplated hereby and the application of the proceeds, will not be, registered or required to be registered as an “investment company” (as such term is defined under the Investment Company Act of 1940, as amended), under such Act.

4.	The Corporation acknowledges that the Offered Securities have not been registered under the U.S. Securities Act or any state securities laws and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and applicable state securities laws. Except with respect to sales of Offered Securities solicited by the Agents through the U.S. Affiliate to (a) Qualified Institutional Buyers that are also Accredited Investors, and (b) to Accredited Investors, solicited by the Agents through the U.S. Affiliate in reliance upon the exemption from registration under the U.S. Securities Act set forth in Section 4(a)(2) of the U.S. Securities Act and/or Rule 506(c) of Regulation D and exemptions from applicable state securities laws, neither the Corporation nor any of its affiliates, nor any person acting on any their behalf (other than the Agents, their U.S. Affiliates, or any members of the selling group formed by them, as to whom the Corporation makes no representation, warranty, acknowledgement, covenant or agreement), has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Offered Securities to, or for the account or benefit of, a person in the United States or a U.S. Person; or (B) any sale of Offered Securities unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States and not a U.S. Person, or (ii) the Corporation, its affiliates, and any person acting on any of their behalf reasonably believe that the purchaser is outside the United States and not a U.S. Person.

5.	Neither the Corporation nor any of its affiliates, nor any person acting on any of their behalf (other than the Agents, their U.S. Affiliates, or any members of the selling group formed by them, as to whom the Corporation makes no representation, warranty, acknowledgement, covenant or agreement), has engaged or will engage in any Directed Selling Efforts, or has taken or will take any action that would cause the applicable exemption afforded by Section 4(a)(2) of the U.S. Securities Act and/or Rule 506(c) of Regulation D for offers and sales of the Offered Securities pursuant to this Agreement, or the exclusion afforded by Rule 903 of Regulation S to be unavailable for offers and sales of the Offered Securities in Offshore Transactions pursuant to this Agreement.

6.	Neither the Corporation nor any person acting on behalf of the Corporation has, within six months prior to the commencement of the Offering, sold, offered for sale or solicited any offer to buy any of the Corporation’s securities of the same or similar class as any of the securities comprising the Offered Securities, and will not do so for a period of six months following the completion of this Offering, in a manner that would be integrated with the offer and sale of the Offered Securities and would cause the exemption from registration set forth in Section 4(a)(2) of the U.S. Securities Act or Rule 506(c) of Regulation D to become unavailable with respect to the offer and sale of the Offered Securities.

7.	Neither the Corporation nor any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D.

8.	None of the Corporation, its affiliates or any person on any of their behalf (other than the Agents, their U.S. Affiliates, or any members of the selling group formed by them, as to whom the Corporation makes no representation, warranty, acknowledgement, covenant or agreement) has engaged or will engage in any violation of Regulation M under the U.S. Exchange Act in connection with the offering of Offered Securities contemplated hereby.

9.	None of the Corporation, its subsidiary, or to the knowledge of the Corporation, any member, officer, agent, employee or affiliate of the Corporation or any of its affiliates is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”); and the Corporation will not directly or indirectly use the proceeds hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC.

10.	With respect to the Offered Securities, none of the Corporation, any of its predecessors, any affiliated issuer that is issuing Offered Securities in this Offering, any director, executive officer or other officer of the Corporation participating in the Offering, any beneficial owner of 20% or more of the Corporation’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the U.S. Securities Act) connected with the Corporation in any capacity at the time of sale of the Offered Securities (but excluding the Regulation D Agents, as to whom no representation, warranty, covenant or agreement is made) (each, a “Corporation Covered Person” and, collectively, the “Corporation Covered Persons”) is subject to a Disqualification Event. The Corporation has exercised reasonable care to determine whether any Corporation Covered Person is subject to a Disqualification Event. The Corporation is not aware of any person (other than any Regulation D Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of Subscribers in connection with the sale of any Offered Securities pursuant to Rule 506(c) of Regulation D.

Representations, Warranties and Covenants of the Agent

Each Agent represents, warrants and covenants to and with the Corporation that:

1.	It acknowledges that the Offered Securities have not been registered under the U.S. Securities Act or any state securities laws and may be offered and sold only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act and applicable state securities laws. It has not offered for sale by the Corporation, and will not offer for sale by the Corporation, any Offered Securities except: (a) Offered Securities in an Offshore Transaction in accordance with Rule 903 of Regulation S; or (b) Offered Securities to, or for the account or benefit of, persons in the United States and U.S. Persons that are (i) Qualified Institutional Buyers that are also Accredited Investors, or (ii) Accredited Investors, in transactions that are exempt from the registration requirements under the U.S. Securities Act and state blue sky laws, as provided in paragraphs 2 through 10 below. Accordingly, neither the Agent, its U.S. Affiliate nor any of their affiliates nor any persons acting on behalf of any of them, has made or will make (except as permitted in paragraphs 2 through 10 below) any: (x) offer to sell or any solicitation of an offer to buy, any Offered Securities to, or for the account or benefit of, any person in the United States or any U.S. Person; (y) arrangement for any sale of Offered Securities to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States and not a U.S. Person, or such Agent, U.S. Affiliate, affiliate or person acting on any of their behalf reasonably believed that such purchaser was outside the United States and not a U.S. Person; or (z) Directed Selling Efforts.

2.	It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities, except with its U.S. Affiliate, any selling group members or with the prior written consent of the Corporation. It shall require its U.S. Affiliate and each selling group member to agree, for the benefit of the Corporation, to comply with, and shall use its reasonable best efforts to ensure that its U.S. Affiliate and each selling group member complies with, the provisions of this Schedule applicable to the Agent as if such provisions applied directly to its U.S. Affiliate and such selling group member.

3.	All offers of Offered Securities for sale by the Corporation to, or for the account or benefit of, persons in the United States and U.S. Persons shall be solicited and arranged by the Agent through its U.S. Affiliate, which on the dates of such offers and subsequent sales by the Corporation was and will be duly registered as a broker-dealer under the U.S. Exchange Act and under all applicable state securities laws (unless exempted therefrom) and a member of, and in good standing with, the Financial Industry Regulatory Authority, Inc. in accordance with all applicable United States state and federal securities (including broker-dealer) laws. The U.S. Affiliate will arrange for all offers of Offered Securities for sale by the Corporation in compliance with all applicable United States federal and state broker-dealer requirements and this Schedule.

4.	At the time of completion of each sale by the Corporation to, or for the benefit or account of, a person in the United States or a U.S. Person, the Agent, the U.S. Affiliate, their respective affiliates, and any person acting on behalf of any of them will have reasonable grounds to believe and will believe, and will have taken reasonable steps to verify, that each purchaser designated by the Agent or the U.S. Affiliate to purchase Offered Securities from the Corporation is (a) a Qualified Institutional Buyer that is also an Accredited Investor, or (b) an Accredited Investor.

5.	Prior to arranging for any sale of Offered Securities by the Corporation to, or for the account or benefit of, a person in the United States or a U.S. Person, it shall cause each purchaser to execute a Subscription Agreement in a form mutually acceptable to the Corporation and the Agent.

6.	At least one Business Day prior to the applicable Closing Date, the transfer agent for the Corporation will be provided with a list of the names and addresses of all purchasers of the Offered Securities in the United States.
7.	At the Closing, the U.S. Affiliate and Agent that has offered or solicited offers and arranged for the sale of the Offered Securities by the Corporation to, or for the account or benefit of, persons in the United States or U.S. Persons, will provide a certificate, substantially in the form of Exhibit I, relating to the manner of the offer and sale of the Offered Securities to, or for the account or benefit of, persons in the United States or U.S. Persons, or be deemed to represent and warrant that no offers or sales of the Offered Securities were made to, or for the account or benefit of, persons in the United States or U.S. Persons.

8.	Each purchaser will be informed that the Offered Securities have not been registered under the U.S. Securities Act and are being offered by the Agent through its U.S. Affiliate and sold by the Corporation to such purchaser in reliance on an exemption from the registration requirements of the U.S. Securities Act.

9.	None of the Agent, the U.S. Affiliate nor any person acting on its or their behalf has engaged or will engage in any violation of Regulation M under the U.S. Exchange Act in connection with the offering of Offered Securities contemplated hereby.

10.	With respect to Offered Securities, neither the Agent nor its affiliates (including its U.S. Affiliate) (collectively, the “Regulation D Agents”), any general partner or managing member of the Regulation D Agents, any director, executive officer or other officer of the Regulation D Agents participating in the offering of the Offered Securities or general partner or managing member of the Regulation D Agents or any officer, employee or agent of the Regulation D Agents or general partner or managing member of the Regulation D Agents that have been or will be paid (directly or indirectly) remuneration for solicitation of Subscribers in connection with the offer and sale of any Offered Securities (each, a “Regulation D Agent Covered Person” and collectively, the “Regulation D Agent Covered Persons”) is subject to any Disqualification Event. Each Regulation D Agent will notify the Corporation in writing, prior to any offer or sale of Offered Securities to, or for the account or benefit of, a person in the United States or a U.S. Person of (i) any Disqualification Event relating to any Regulation D Agent Covered Person not previously disclosed to the Corporation in accordance with this section, and (ii) any event that would, with the passage of time, become a Disqualified Event relating to any Regulation D Agent Covered Person. As of the Closing Date, the Agent represents that it is not aware of any person (other than any Regulation D Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Offered Securities.

EXHIBIT I TO SCHEDULE A

(TERMS AND CONDITIONS OF U.S. SALES)

AGENTS’ CERTIFICATE

In connection with the offer and sale to, or for the account or benefit of, persons in the United States and U.S. Persons of Common Shares and Warrants (collectively, the “Units”) of Bunker Hill Mining Corp. (the “Corporation”) pursuant to an agency agreement (the “Agency Agreement”) effective as of June 5, 2025 between the Corporation and the Agents named in the Agency Agreement, [●] (the “Agent”) and [●] (the “U.S. Affiliate”), the U.S. broker-dealer affiliate of the Agent, hereby certify as follows:

1.	on the date hereof and on the date of each offer, solicitation of an offer or sale of Units to, or for the account or benefit of, a person in the United States or a U.S. Person, the U.S. Affiliate is and was: (a) a duly registered broker-dealer with the United States Securities and Exchange Commission and under the laws of each state where offers and sales of Units were made (unless exempted therefrom); and (b) a member of and in good standing with the Financial Industry Regulatory Authority, Inc.;

2.	all offers of Units for sale by the Corporation to, or for the account or benefit of, persons in the United States and U.S. Persons have been and will be effected and arranged by the U.S. Affiliate in accordance with all applicable U.S. broker-dealer requirements;

3.	at the time of completion of each sale by the Corporation of Units to, or for the benefit or account of, persons in the United States or U.S. Persons, we had reasonable grounds to believe and did believe, and had taken reasonable steps to verify, that each offeree was (a) a Qualified Institutional Buyer that was also an Accredited Investor, or (b) an Accredited Investor, and, on the date hereof, we continue to believe that each such person purchasing Units from the Corporation is (a) a Qualified Institutional Buyer that was also an Accredited Investor, or (b) an Accredited Investor;

4.	the offers and solicitations of offers of the Units to, or for the account or benefit of, persons in the United States and U.S. Persons have been conducted by us in accordance with the terms of the Agency Agreement;

5.	in connection with each sale of Units to, or for the account or benefit of, persons in the United States and U.S. Persons, we caused each such purchaser to execute and deliver to the Corporation a Subscription Agreement in the form agreed by the Corporation and the Agent; and

6.	with respect to Units offered or sold to, or for the account or benefit of, persons in the United States and U.S. Persons, none of the Regulation D Agent Covered Persons is subject to any Disqualification Event, and the undersigned are not aware of any person (other than any Regulation D Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Units to, or for the account or benefit of, persons in the United States and U.S. Persons.

Terms used in this certificate have the meanings given to them in the Agency Agreement unless otherwise defined herein.

Dated this ____ day of ____________, 2025.

[INSERT NAME OF AGENT]	[INSERT NAME OF U.S. AFFILIATE]

By:	By:
Name:	Name:
Title:	Title: